EXHIBIT 10.2

SUMMARY OF EXECUTIVE COMPENSATION ARRANGEMENTS FOR NAMED EXECUTIVE OFFICERS FOR 2005

Annual Cash Compensation
------------------------

Base Salary -

The base salaries for the executive officers of KCS Energy, Inc. (the "Corporation") are established after a review and comparison by the Compensation Committee of the salaries paid to executive officers of an industry peer group of small cap independent oil and gas exploration and production companies and published survey data. Other factors considered include individual performance, level of responsibility and the Corporation's overall annual salary budget guidelines. Set forth below are the base salaries of the Chief Executive Officer and each of the four other most highly compensated executive officers and their annual base salaries effective February 1, 2005.

              Officer                 2005 Base Salary
------------------------------------------------------

James Christmas
Chairman, Chief Executive Officer         $400,000

William Hahne
President, Chief Operating Officer        $312,000

Harry Stout
Sr. VP, Marketing/Risk Management         $216,000

Joseph Leary
Vice President and
Chief Financial Officer                   $190,000

Frederick Dwyer
Vice President, Controller/Secretary      $145,000

Annual Performance Incentive Awards -

Executive officers are also eligible to receive annual cash bonuses under the Corporation's Annual Performance Incentive Award Plan. Please read Exhibit 10.1 to the Corporation's Form 10-Q for the quarter ended March 31, 2005 for a written description of the plan, including the performance objectives for 2005.

Long-Term Equity-Based Incentives
---------------------------------

Long-term incentive awards for each executive officer generally consist of a grant comprised of stock options and restricted stock awards. The purpose of these awards is to align the interests of executive officers with the Corporation's shareholders by directly linking a significant portion of each executive's total compensation to the continued growth of the Corporation and appreciation of its common stock.

The stock options and restricted stock awards are made under the KCS Energy, Inc. 2001 Employee and Director Stock Plan (the "2001 Plan"). Please read Exhibit (10)iii to the Corporation's Annual Report on Form 10-K filed on April 2, 2001 for the terms and conditions of the 2001 Plan. As part of their 2005 compensation package, Messrs. Christmas, Hahne, Stout, Leary and Dwyer received restricted stock awards of 25,000, 16,600, 8,600, 8,600 and 3,500 respectively, in January 2005. Also in January 2005, Messrs. Christmas, Hahne, Stout, Leary and Dwyer received stock options exercisable into 25,050, 16,500, 5,100, 4,000 and 3,500 shares of common stock, respectively. The executive officers may receive additional stock options in 2005 but the amount, if any, of such options has not been determined. Stock options generally vest over a three-year period in three equal annual installments on each anniversary of the grant date and have a ten-year term. All options are granted with an exercise price equal to the fair market value of the Corporation's common stock on the date of grant. Restricted stock awards, which are granted based on the market price of the corporation's common stock on the date of grant generally vest three years after the date of grant, but in some instances are subject to accelerated vesting if established performance measures are achieved. Please read Exhibits 10.6, 10.8 and 10.9 to the Corporation's Quarterly Report on Form 10-Q filed on November 9, 2004 for the general terms and conditions of the stock option and restricted stock awards.